Exhibit 8.1

LUSE GORMAN, PC

Attorneys at Law

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

April 13, 2017

Board of Directors

First Guaranty Bancshares, Inc.

400 East Thomas Street

Hammond, Louisiana 70401

Re:	U.S. Federal Tax Consequences of the Merger of Premier Bancshares, Inc.
with and into First Guaranty Bancshares, Inc.

To the Members of the Boards of Directors:

You have requested our opinion as to the United States Federal income tax consequences of the following proposed transaction pursuant to the Agreement and Plan of Merger by and between First Guaranty Bancshares, Inc., a Louisiana corporation (“First Guaranty”) and Premier Bancshares, Inc., a Texas corporation (“Premier”), dated as of January 30, 2017 (the “Merger Agreement”). Section 9.2.5 of the Merger Agreement provides that a condition to closing of the Merger (as defined below) is the receipt by First Guaranty of an opinion by Luse Gorman, PC that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which shall be provided as of the effective date of First Guaranty’s Registration Statement on Form S-4 filed with the SEC and the Closing Date of the Merger. The terms used but not defined herein, whether capitalized or not, will have the same meaning as their definitions in the Merger Agreement.

Pursuant to the Merger Agreement, Premier will merge with and into First Guaranty, with First Guaranty as the resulting or surviving corporation in accordance with Federal law, the laws of the State of Louisiana and the laws of the State of Texas (the “Merger”). Following the Merger, the separate existence of Premier will cease and all assets, liabilities, rights, franchises and interests of Premier will be vested in and assumed by First Guaranty, as the Surviving Company. As of the effective time of the Merger (the “Effective Time”), the following will occur:

(a)	Each share of First Guaranty Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)	All shares of Premier Common Stock held in the treasury of Premier and each share of Premier Common Stock owned by First Guaranty or any direct or indirect wholly-owned subsidiary of First Guaranty or of Premier immediately prior to the Effective Time will, at the Effective Time, be cancelled and no payment or distribution will be made in consideration therefor.

April 13, 2017

(c)	Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of Premier Common Stock cancelled above and Dissenting Shares) shall be converted into the right to receive: (i) an amount in cash equal to $20.637 million, divided by the total number of outstanding shares of Premier Common Stock as of the business day immediately prior to the Closing Date, multiplied by 50% (“Per Share Cash Consideration”); and (ii) the number of shares of First Guaranty Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) (collectively, the “Merger Consideration”). The “Exchange Ratio” is the number of shares of First Guaranty Common Stock rounded to the nearest one thousandth (1/1,000) as shall be obtained by dividing: (i) $20.637 million divided by the total number of shares of Premier Common Stock outstanding as of the Business Day immediately prior to Closing, multiplied by 50%, by (ii) the average closing prices of First Guaranty Common Stock as reported on the NASDAQ Global Market for the 20 consecutive trading days ending on the fifth Business Day immediately prior to Closing. No fractional shares of First Guaranty Common Stock shall be issued as a result of the Merger. In lieu of fractional shares, each holder of Premier Common Stock who would otherwise be entitled to a fraction of a share of First Guaranty Common Stock upon the surrender of Premier Common Stock shall be paid a cash payment equal to such fraction multiplied by the average of the daily closing sales prices of a share of First Guaranty Common Stock as reported on the NASDAQ Global Market for the 10 consecutive trading days immediately preceding the Closing Date.

This opinion does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement. Nor does this opinion address foreign laws or other areas of United States Federal taxation other than Federal income tax.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below, including the Registration Statement on Form S-4 (as amended through the date hereof, if applicable, the “Registration Statement,” which reference shall include the proxy statement of Premier and the prospectus of First Guaranty). In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of First Guaranty and Premier, upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified). For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

April 13, 2017

OPINION

Based solely upon the above-referenced representations, information and assumptions, and taking into consideration the limitations set forth herein and in the Registration Statement under the heading “Material Tax Consequences of the Merger,” we are of the opinion that, under current law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. Federal income tax consequences of the Merger to holders of Premier Common Stock will be as described in the Registration Statement under the heading “Material Tax Consequences of the Merger.” The discussion in the Registration Statement under the heading “Material Tax Consequences of the Merger” hereby serves as our opinion with respect to the material United States Federal income tax consequences of the Merger.

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No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views. However, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable laws, regulations or interpretations thereof, or the impact of any such changes on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

April 13, 2017

Sincerely,

/s/ Luse Gorman, PC
LUSE GORMAN, PC